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                                  EXHIBIT 99.1


MONDAY, APRIL 13 9:00 A.M. EDT

COMPANY PRESS RELEASE

AMERICAN PHYSICIAN PARTNERS, INC. ANNOUNCES $100 MILLION NOTES OFFERING

Dallas, Texas, April 13/PRNewswire/ -- American Physician Partners, Inc. (Nasdaq: APPM) announced today that it plans to make a private offering of $100.0 million aggregate principal amount of Senior Subordinated Notes Due 2008 (the "Notes") to certain initial purchasers who will resell the Notes in reliance on the exemption from registration contained in Rule 144A under the Securities Act of 1933, as amended (the "Act"). The Notes will be general unsecured obligations of the Company and will be guaranteed by the Company's subsidiaries on a senior subordinated basis. The Notes are redeemable by the Company at declining redemption prices plus accrued interest commencing in 2003. In addition, for the first three years the Notes are outstanding, the Company may redeem up to 35% of the outstanding Notes with the proceeds of a public offering of the Company's common stock at a redemption price to be determined later.

The Company stated that it will use the net proceeds of the offering to repay certain indebtedness and for general corporate purposes, including potential acquisitions.

The Notes have not been registered under the Act or any securities laws of any state or other jurisdiction and may not be offered or sold in the U.S. or any state thereof or other jurisdiction absent registration or an applicable exemption from registration requirements.


Source:    American Physician Partners, Inc.
           Sami S. Abbasi, Chief Financial Officer




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